UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 30, 2007, the Company entered into employment agreements with each of Antony Koblish, the Company’s Chief Executive Officer, and Albert J. Pavucek, Jr., the Company’s Chief Financial Officer. These agreements have an initial term of two years and renew annually, unless the Company gives written notice of non-renewal to the executive at least 180 days prior to the expiration of the then-current term (the “Term”).

Mr. Koblish’s employment agreement provides that, during the Term, he will receive an annual base salary of $310,000 (subject to adjustment by the Company’s Board of Directors (the “Board”)) and will be eligible to receive an annual bonus as determined by the Board, provided that the target bonus opportunity will be based on not less than 65% of Mr. Koblish’s base salary. During the Term, the Company is obligated to maintain $3,000,000 of life insurance on the life of Mr. Koblish, who has the right to designate the beneficiary of such insurance policy.

Mr. Pavucek’s employment agreement provides that, during the Term, he will receive an annual base salary of $200,000 (subject to adjustment by the Board) and will be eligible to receive an annual bonus as determined by the Board, provided that the target bonus opportunity will be based on not less than 35% of Mr. Pavucek’s base salary.

The employment agreements of Messrs. Koblish and Pavucek provide that, during the Term, the executive will be (a) eligible to participate in the Company’s health, life insurance, short- and long-term disability, dental, retirement, savings and medical programs, directors and officers liability insurance and other benefit plans or programs generally made available to other senior level executive officers of the Company; (b) eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally at levels determined by the Board or Board committee in its sole discretion; (c) entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior level executive officers of the Company; (d) entitled to an automobile allowance during 2007 of $900 per month in the case of Mr. Koblish and $600 per month for Mr. Pavucek; and (e) entitled to reimbursement of necessary and reasonable travel and other business expenses.

Under the employment agreements, in the event that the Company terminates the executive’s employment without cause or if the executive resigns for good reason within twelve months following a change of control of the Company, (1) he will be entitled to receive (a) base salary continuation for twenty-four months in the case of Mr. Koblish and eighteen months in the case of Mr. Pavucek (provided that Messrs. Koblish and Pavucek will be entitled to receive base salary continuation for eighteen and twelve months, respectively, if the Company terminates the applicable executive’s employment without cause at any time prior to, or more than twelve months after, a change of control of the Company); (b) a pro rata bonus for the year in which the termination of employment occurs to the extent such amount would have been earned in accordance with the terms of the Company’s annual incentive program; (c) a monthly payment equal to the executive’s monthly COBRA health care continuation coverage premium equal in duration to the severance period described in clause (a) above or until the date when the executive is eligible for coverage under a plan maintained by a new employer, whichever is sooner; and (2) all outstanding stock options, restricted stock, restricted stock units and other equity rights held by the executive as of the executive’s termination without cause at any time or resignation for good reason following a change in control will become fully vested and exercisable as of the date on which the executive’s termination without cause at any time or resignation for good reason following a change in control occurs. The Company’s obligation to provide the benefits described above are contingent upon the execution and delivery by Mr. Koblish or Mr. Pavucek, as applicable, of a general release in favor of the Company.

In addition, the employment agreements provide that all outstanding stock options, restricted stock, restricted stock units and other equity rights held by the executive as of the date of a change of control of the Company will become fully vested and exercisable on the date on which the change of control occurs.

Mr. Koblish is bound by certain non-competition and non-solicitation covenants which extend for a period of eighteen months following termination of employment. Mr. Pavucek is bound by certain non-competition and non-solicitation covenants which extend for a period of twelve months following termination of employment. Each of Messrs. Koblish and Pavucek are bound by certain confidentiality obligations which survive termination of employment.

The forgoing descriptions of the material terms of the employment agreements of Messrs. Koblish and Pavucek are qualified in their entirety by reference to the provisions of the employment agreements of Messrs. Koblish and Pavucek, respectively.

Mr. Koblish’s employment agreement supersedes his prior employment agreement with the Company dated as of April 23, 2003.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated April 30, 2007, between Antony Koblish and Orthovita, Inc.

10.2	Employment Agreement, dated April 30, 2007, between Albert J. Pavucek, Jr. and Orthovita, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Albert J. Pavucek, Jr.
Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: May 2, 2007